Exhibit 99.(a)

FIFTH AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST

OF

AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

FIFTH AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST (“AGREEMENT”) of AIM Sector Funds (Invesco Sector Funds) is made the 11th day of June, 2026 by the parties signatory hereto, as Trustees.

WHEREAS the Trust was formed on July 29, 2003 by the filing of a Certificate of Trust with the office of the Secretary of State of the State of Delaware pursuant to a Declaration of Trust, dated as of July 29, 2003 (the "Original Declaration”);

WHEREAS the Trust has been formed to carry on the business of an open-end management investment company as defined in the 1940 Act;

WHEREAS the Trustees have agreed to manage all property coming into their hands as trustees of a Delaware statutory trust in accordance with the provisions of the Delaware Statutory Trust Act, as amended from time to time, and the provisions hereinafter set forth; and

WHEREAS the Board of Trustees desires to amend and restate the Original Declaration in the manner hereinafter set forth.

NOW, THEREFORE, the Trustees hereby declare that:

(i)      the Original Declaration is amended and restated in its entirety in the manner hereinafter set forth;

(ii)     all cash, securities and other assets that the Trust may from time to time acquire in any manner shall be managed and disposed of upon the terms and conditions as hereinafter set forth; and

(iii)    this Agreement and the Bylaws shall be binding in accordance with their terms on every Trustee, by virtue of having become a Trustee of the Trust, and on every Shareholder, by virtue of having become a Shareholder of the Trust, pursuant to the terms of this Agreement and the Bylaws.

ARTICLE I

NAME, DEFINITIONS, PURPOSE AND CERTIFICATE OF TRUST

Section 1.1   Name. The name of the statutory trust is AIM Sector Funds (Invesco Sector Funds), and the Trustees may transact the Trust’s affairs in that name or any other name as the Board of Trustees may from time to time designate. The Trustees may, without Shareholder approval, change the name of the Trust or any Portfolio or Class. Any name change of any Portfolio or Class shall become effective upon approval by the Trustees of such change or any document (including any Registration Statement) reflecting such change. Any name change of the Trust shall become effective upon the filing of a certificate of amendment under the Delaware Act reflecting such change. Any such action shall have the status of an amendment to this Agreement. In the event of any name change, the Trustees shall cause notice to be given to the affected Shareholders within a reasonable time after the implementation of such change, which notice will be deemed given if the changed name is reflected in any Registration Statement. The Trust shall constitute a Delaware statutory trust in accordance with the Delaware Act.

Section 1.2   Definitions. Whenever used herein, unless otherwise required by the context or specifically provided in the Governing Instrument:

(a)	“Affiliated Person,” “Commission,” “Company,” “investment company,” “Interested Person,” “Person,” and “principal underwriter” shall have the meanings given them in the 1940 Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted or interpretive releases of the Commission thereunder;

(b)	“Agreement” means this Amended and Restated Agreement and Declaration of Trust, as it may be amended, restated, or supplemented from time to time;

(c)	“allocable” has the meaning specified in Section 2.5(d);

(d)	“allocated” has the meaning specified in Section 2.5(d);

(e)	“Board of Trustees” or “Board” shall mean the governing body of the Trust, that is comprised of the number of Trustees of the Trust fixed from time to time pursuant to Article III hereof, having the powers and duties set forth herein;

(f)	“Bylaws” means the Bylaws of the Trust as amended, restated, or supplemented from time to time solely by the Trustees;

(g)	“Certificate of Trust” shall mean the certificate of trust of the Trust filed on July 29, 2003 with the office of the Secretary of State of the State of Delaware as required under the Delaware Act, as such certificate may be amended or restated from time to time;

(h)	“Class” means a portion of Shares of a Portfolio of the Trust established in accordance with the provisions of Section 2.3(b);

(i)	“Class Expenses” means expenses incurred by a particular Class in connection with a shareholder services arrangement or a distribution plan that is specific to such Class or any other differing share of expenses or differing fees, in each case pursuant to a plan adopted by the Trust pursuant to Rule 18f-3 under the 1940 Act, as such plan or Rule may be amended from time to time;

(j)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder;

(k)	“Covered Person” means a person who is or was a Trustee, officer, employee or agent of the Trust, or is or was serving at the request of the Trustees as a director, trustee, partner, officer, employee or agent of another foreign or domestic corporation, trust, partnership, joint venture or other enterprise;

(l)	“Delaware Act” refers to the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq., as such Act may be amended from time to time;

(m)	“Governing Instrument” means collectively this Agreement, the Bylaws and all written committee and sub-committee charters adopted by the Trustees and any amendments or modifications thereto;

(n)	“Majority Shareholder Vote” means the vote of “a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Trust, Portfolio, or Class, as applicable;

(o)	“Majority Trustee Vote” means (a) with respect to a vote of the Board of Trustees, the vote of a majority of the Trustees then in office and (b) with respect to a vote of a committee or sub-committee of the Board of Trustees, a vote of the majority of the members of such committee or sub-committee;

(p)	“1933 Act” means the Securities Act of 1933, as amended from time to time, and the rules promulgated thereunder;

(q)	“1940 Act” means the Investment Company Act of 1940, as amended from time to time, and the rules promulgated thereunder;

(r)	“Outstanding Shares” means Shares shown on the books of the Trust or any Portfolio or the Trust’s transfer agent as then issued and outstanding, and includes Shares of one Portfolio that the Trust has purchased on behalf of another Portfolio, but excludes Shares of a Portfolio that the Trust has redeemed or repurchased;

(s)	“Portfolio” means a series of Shares of the Trust within the meaning of Section 3804(a) of the Delaware Act, established in accordance with the provisions of Section 2.3(a);

(t)	“Proportionate Interest” has the meaning specified in Section 2.5(d);

(u)	“Purchasing Portfolio” has the meaning specified in Section 2.9;

(v)	“Record Owner” means, as of any particular time, a record owner of Outstanding Shares of the Trust shown on the books of the Trust or any Portfolio or the Trust’s transfer agent as then issued and outstanding at such time;

(w)	“Schedule A” has the meaning specified in Section 2.3(a);

(x)	“Registration Statement” shall mean the Trust’s registration statement or statements as filed with the Commission, as from time to time in effect and shall include any prospectus or statement of additional information forming a part thereof;

(y)	“Selling Portfolio” has the meaning specified in Section 2.9;

(z)	“Shareholder” means, as of any particular time, an owner of Outstanding Shares, whether beneficially or of record, of the Trust;

(aa)	“Shares” means, as to a Portfolio or any Class thereof, the equal proportionate transferable units of beneficial interest into which the beneficial interest of such Portfolio or such Class thereof shall be divided and may include fractions of Shares in 1/1000th of a Share or integral multiples thereof as well as whole Shares;

(bb)	“Trust” means AIM Sector Funds (Invesco Sector Funds), the Delaware statutory trust formed under the Original Declaration, as amended and restated by this Agreement, and by filing of the Certificate of Trust with the office of the Secretary of State of the State of Delaware and governed by this Agreement, as such instruments may be further amended, restated or supplemented from time to time, and reference to the Trust, when applicable to one or more Portfolios, shall refer to each such Portfolio;

(cc)	“Trust Property” means any and all property, real or personal, tangible or intangible, which is owned or held by or for the account of the Trust or any Portfolio, or by the Trustees on behalf of the Trust or any Portfolio; and

(dd)	“Trustees” means the natural persons who have signed this Agreement as trustees, and all other natural persons who may from time to time be duly appointed as Trustee in accordance with the provisions of Section 3.4, or elected as Trustee by the Shareholders, in each case so long as they shall continue to serve as trustees of the Trust in accordance with the terms hereof and reference herein to a Trustee or to the Trustees shall refer to such natural persons in their capacity as Trustees hereunder.

In this Agreement or in any amended, restated, or supplemented Agreement, references to this Agreement, and all expressions like “herein,” “hereof,” and “hereunder,” shall be deemed to refer to this Agreement as amended, restated or supplemented. All expressions like “his,” “he,” and “him,” shall be deemed to include the feminine and neuter, as well as masculine, genders.

Section 1.3   Purpose. The purpose of the Trust is to conduct, operate and carry on the business of an open-end management investment company registered under the 1940 Act through one or more Portfolios investing primarily in securities and other financial instruments or property and to carry on such other business as the Trustees may from time to time determine pursuant to their authority under this Agreement.

ARTICLE II

BENEFICIAL INTEREST

Section 2.1    Shares of Beneficial Interest. The beneficial interests of the Trust shall be divided into an unlimited number of Shares. The Trustees may, without Shareholder approval, authorize the Trust (A) to establish and designate one or more series of beneficial interests within the meaning of Section 3804(a) of the Delaware Act, which shall constitute the Trust’s Portfolio(s) and (B) to divide the Shares of any Portfolio into one or more separate and distinct Classes. All Shares issued hereunder, including, without limitation, Shares issued in connection with a dividend or other distribution in Shares or a split or reverse split of Shares, shall be fully paid and nonassessable.

Section 2.2   Issuance of Shares. The Trustees in their discretion may, from time to time, without vote of the Shareholders, create and issue Shares, in addition to the then issued and Outstanding Shares, to such party or parties and for such amount and type of consideration, subject to applicable law, including cash or securities, at such time or times and on such terms as the Trustees may deem appropriate, and may in such manner acquire other assets (including the acquisition of assets subject to, and in connection with, the assumption of liabilities) and businesses. In connection with any issuance of Shares, the Trustees may issue fractional Shares. The Trustees may from time to time divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interests in the Trust. Contributions to the Trust may be accepted for, and Shares shall be redeemed as, whole Shares and/or 1/1,000th of a Share or integral multiples thereof.

Section 2.3   Establishment of Portfolios and Classes.

(a)	The Trust shall consist of one or more separate and distinct Portfolios, each with an unlimited number of Shares unless otherwise specified. The Trustees hereby establish and designate the Portfolios listed on Schedule A attached hereto and made a part hereof (“Schedule A”). Each additional Portfolio shall be established by the adoption of one or more resolutions by the Trustees that sets forth the designation of, or otherwise identifies, such Portfolio, whether directly in such resolution or by reference to, or approval of, another document that sets forth the designation of, or otherwise identifies, such Portfolio, including any Registration Statement, any amendment of this Agreement and/or Schedule A or as otherwise provided in such resolution. Upon the establishment of any Portfolio or the termination of any existing Portfolio, Schedule A shall be amended to reflect the addition or termination of such Portfolio and any officer of the Trust is hereby authorized to make such amendment; provided that the amendment of Schedule A shall not be a condition precedent to the establishment or termination of any Portfolio in accordance with this Agreement. The Shares of each Portfolio shall have the relative rights and preferences provided for herein and such rights and preferences as may be designated by the Trustees in any amendment or modification to the Trust’s Governing Instrument, unless the establishing resolution or any other resolution adopted pursuant to this Section 2.3 or the Registration Statement otherwise provides. The Trust shall maintain separate and distinct records of each Portfolio and shall hold the assets belonging to such Portfolio in such separate and distinct records and shall account for such assets in such separate and distinct records separately from the other Trust Property and the assets belonging to any other Portfolio. Each Share of a Portfolio shall represent an equal beneficial interest in the net assets belonging to that Portfolio, except to the extent of Class Expenses and other expenses separately allocated to Classes thereof (if any Classes have been established) as permitted herein. Any action that may be taken by the Trustees with respect to any Portfolio, including any addition, modification, division, combination, classification, reclassification, change of name or termination may be made in the same manner as the establishment of such Portfolio.

(b)	The Trustees may establish one or more Classes of Shares of any Portfolio, each with an unlimited number of Shares unless otherwise specified. The Trustees hereby establish and designate the Classes listed on Schedule A attached hereto and made part hereof. Each additional Class shall be established by the adoption of one or more resolutions by the Trustees that set(s) forth the designation of, or otherwise identifies, such Class, whether directly in such resolution or by reference to, or approval of, another document that sets forth the designation of, or otherwise identifies, such Class including any Registration Statement, any amendment of this Agreement and/or Schedule A or as otherwise provided in such resolution. Upon the establishment of any Class or Shares of any Portfolio or the termination of any existing Class of Shares, Schedule A shall be amended to reflect the addition or termination of such Class and any officer of the Trust is hereby authorized to make such amendment; provided that the amendment of Schedule A shall not be a condition precedent to the establishment or termination of any Class in accordance with this Agreement. The Shares of each Class shall have the relative rights and preferences provided for herein and such rights and preferences as may be designated by the Trustees in any amendment or modification to the Trust’s Governing Instrument, unless the establishing resolution or any other resolution adopted pursuant to Section 2.3 or the Registration Statement otherwise provides. Each Class so established and designated shall represent a Proportionate Interest (as defined in Section 2.5(d)) in the net assets belonging to that Portfolio and shall have identical voting, dividend, liquidation, and other rights and be subject to the same terms and conditions, except that (1) Class Expenses allocated to a Class for which such expenses were incurred shall be borne solely by that Class, (2) other expenses, costs, charges, and reserves allocated to a Class in accordance with Section 2.5(e) may be borne solely by that Class, provided that the allocation of such other expenses, costs, charges, and reserves is not specifically required to be set forth in a plan adopted by the Trust pursuant to Rule 18f-3 under the 1940 Act, (3) dividends declared and payable to a Class pursuant to Section 7.1 shall reflect the items separately allocated thereto pursuant to the preceding clauses, (4) each Class may have separate rights to convert to another Class, exchange rights, and similar rights, each as determined by the Trustees, and (5) each Class may have exclusive voting rights with respect to matters affecting only that Class.

Section 2.4   Actions Affecting Portfolios and Classes. The Trustees shall have full power and authority, in their sole discretion without obtaining any prior authorization or vote of the Shareholders of any Portfolio, or Class thereof, to establish and designate and to change in any manner any Portfolio of Shares, or any Class or Classes thereof; to fix or change such preferences, voting powers, rights, and privileges of any Portfolio, or Classes thereof, as the Trustees may from time to time determine, including any change that may adversely affect a Shareholder; to divide or combine the Shares of any Portfolio, or Classes thereof, into a greater or lesser number of Shares; to classify or reclassify or convert any issued or unissued Shares of any Portfolio, or Classes thereof, into one or more Portfolios or Classes of Shares of a Portfolio and in connection therewith, to cause some or all of the Shareholders of such Portfolio or Class to be admitted as Shareholders of such other Portfolio or Class; and to take such other action with respect to the Shares as the Trustees may deem desirable. A Portfolio and any Class thereof may issue any number of Shares but need not issue any Shares. At any time that there are no Outstanding Shares of any particular Portfolio or Class previously established and designated, the Trustees may abolish that Portfolio or Class and the establishment and designation thereof.

Section 2.5   Relative Rights and Preferences. Unless the establishing resolution or any other resolution adopted pursuant to Section 2.3 or the Registration Statement otherwise provides, Shares of each Portfolio or Class thereof established hereunder shall have the following relative rights and preferences:

(a)	Except as set forth in paragraph (e) of this Section 2.5, each Share of a Portfolio, regardless of Class, shall represent an equal pro rata interest in the assets belonging to such Portfolio and shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications and designations and terms and conditions with each other Share of such Portfolio.

(b)	Shareholders shall have no preemptive or other right to subscribe to any additional Shares or other securities issued by the Trust or the Trustees, whether of the same or other Portfolio (or Class).

(c)	All consideration received by the Trust for the issue or sale of Shares of a particular Portfolio, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange, or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall be held in separate and distinct records and accounted for in such separate and distinct records separately from the other assets of the Trust and of every other Portfolio and may be referred to herein as “assets belonging to” that Portfolio. The assets belonging to a particular Portfolio shall belong to that Portfolio for all purposes, and to no other Portfolio, subject only to the rights of creditors of that Portfolio. In addition, any assets, income, earnings, profits or funds, or payments and proceeds with respect thereto, which are not readily identifiable as belonging to any particular Portfolio shall be allocated by the Trustees between and among one or more of the Portfolios in such manner as the Trustees, in their sole discretion, deem fair and equitable. Each such allocation shall be conclusive and binding upon the Shareholders of all Portfolios thereof for all purposes, and such assets, income, earnings, profits, or funds, or payments and proceeds with respect thereto shall be assets belonging to that Portfolio.

(d)	Each Class of a Portfolio shall have a proportionate undivided interest (as determined by or at the direction of, or pursuant to authority granted by, the Trustees, consistent with industry practice) (“Proportionate Interest”) in the net assets belonging to that Portfolio. References herein to assets, expenses, charges, costs, and reserves “allocable” or “allocated” to a particular Class of a Portfolio shall mean the aggregate amount of such item(s) of the Portfolio multiplied by the Class’s Proportionate Interest.

(e)	A particular Portfolio shall be charged with the liabilities of that Portfolio, and all expenses, costs, charges and reserves attributable to any particular Portfolio shall be borne by such Portfolio; provided that the Trustees may, in their sole discretion, allocate or authorize the allocation of particular expenses, costs, charges, and/or reserves of a Portfolio to fewer than all the Classes thereof. Class Expenses shall, in all cases, be allocated to the Class for which such Class Expenses were incurred. Any general liabilities, expenses, costs, charges or reserves of the Trust (or any Portfolio) that are not readily identifiable as chargeable to or bearable by any particular Portfolio (or any particular Class) shall be allocated and charged by the Trustees between or among any one or more of the Portfolios (or Classes) in such manner as the Trustees in their sole discretion deem fair and equitable. Each such allocation shall be conclusive and binding upon the Shareholders of all Portfolios (or Classes) for all purposes. Without limitation of the foregoing provisions of this Section 2.5(e), (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Portfolio shall be enforceable against the assets of such Portfolio only, and not against the assets of the Trust generally or assets belonging to any other Portfolio, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified Portfolio, or with respect to any other Portfolio, shall be enforceable against the assets of such specified Portfolio. Notice of this contractual limitation on inter-Portfolio liabilities is set forth in the Trust’s Certificate of Trust described in Section 1.2, and, accordingly, the statutory provisions of Section 3804 of the Delaware Act relating to limitations on inter-Portfolio liabilities (and the statutory effect under Section 3804 of setting forth such notice in the Certificate of Trust) are applicable to the Trust and each Portfolio.

(f)	Notwithstanding any other provisions of this Agreement, no dividend or distribution on the Shares of any Portfolio, including any distribution paid in connection with termination of the Trust or such Portfolio or any Class of such Portfolio, nor any redemption or repurchase of, the Shares of such Portfolio or Class shall be effected by the Trust other than from the assets held with respect to such Portfolio, nor shall any Shareholder of any particular Portfolio otherwise have any right or claim against the assets held with respect to any other Portfolio except to the extent that such Shareholder has such a right or claim hereunder as a Shareholder of such other Portfolio.

(g)	Except as provided for in Section 2.9, Shares redeemed or repurchased by a Portfolio or the Trust shall be deemed to be canceled.

(h)	Any Trustee, officer or other agent of the Trust, and any organization in which any such Person has an economic or other interest, may acquire, own, hold and dispose of Shares in the Trust, whether such Shares are authorized but unissued, or already outstanding, to the same extent as if such Person were not a Trustee, officer or other agent of the Trust; and the Trust may issue and sell and may purchase such Shares from any such Person or any such organization, subject to the limitations, restrictions or other provisions applicable to the sale or purchase of such shares herein, the 1940 Act and other applicable law.

(i)	The Trust may issue Shares in fractional denominations of 1/1000th of a Share or integral multiples thereof to the same extent as its whole Shares, and Shares in fractional denominations shall be Shares having proportionately to the respective fractions represented thereby all the rights of whole Shares of the same Portfolio (or Class), including without limitation, the right to vote, the right to receive dividends and distributions and the right to participate upon termination of the Trust or any Portfolio.

(j)	The Trustees shall have the authority to provide that the Shareholders of any Portfolio or Class shall have the right to exchange such Shares for Shares of one or more other Portfolio or Class of Shares or for interests in one or more trusts, corporations or other business entities (or a portfolio or series or class of any of the foregoing) in accordance with such requirements and procedures as may be established by the Trustees.

All references to Shares in this Agreement shall be deemed to be shares of any or all Portfolios, or Classes thereof, as the context may require. All provisions herein relating to the Trust shall apply equally to each Portfolio of the Trust, and each Class thereof, except as the context otherwise requires.

Section 2.6   Investment in the Trust. Investments may be accepted by the Trust from such Persons, at such times, on such terms, and for such consideration, which may consist of cash or tangible or intangible property or a combination thereof, as the Trustees from time to time may authorize. At the Trustees’ sole discretion, such investments, subject to applicable law, may be in the form of cash or securities in which the affected Portfolio is authorized to invest, valued as provided in applicable law. Each such investment shall be recorded in the individual Shareholder’s account in the form of full and fractional Shares of the Trust, in such Portfolio (or Class) as the Shareholder shall select. The Trustees and their authorized agents shall have the right to refuse to issue Shares to any Person at any time and for any reason.

Section 2.7   Personal Liability of Shareholders. No Shareholder of the Trust shall be personally liable for the debts, liabilities, obligations and expenses incurred by, contracted for, or otherwise existing with respect to, the Trust or any Portfolio (or Class) thereof. Neither the Trust nor the Trustees, nor any officer, employee, or agent of the Trust shall have any power to bind personally any Shareholder or to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay by way of subscription for any Shares or otherwise. The Shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation of personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. Every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or to any Portfolio shall include a recitation limiting the obligation represented thereby to the Trust and its assets or to one or more Portfolios and the assets belonging thereto (but the omission of such a recitation shall not operate to bind any Shareholder or Trustee of the Trust or otherwise limit any benefits set forth in the Delaware Act that may be applicable to such Persons).

Section 2.8   Assent to Agreement. Every Shareholder, by virtue of having purchased a Share, shall be bound by the terms of the Governing Instrument. The death, incapacity, dissolution, termination or bankruptcy of a Shareholder during the continuance of the Trust shall not operate to terminate the Trust nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to rights of said decedent under the Governing Instrument. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust Property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares constitute the Shareholders as partners. Ownership of Shares shall not make the Shareholders third party beneficiaries of any contract entered into by the Trust.

Section 2.9   Purchases of Shares Among Portfolios. The Trust may purchase, on behalf of any Portfolio (the “Purchasing Portfolio”), Shares of another Portfolio (the “Selling Portfolio”) or any Class thereof. Shares of the Selling Portfolio so purchased on behalf of the Purchasing Portfolio shall be Outstanding Shares, and shall have all preferences, voting powers, rights and privileges established for such Shares.

Section 2.10   Disclosure of Holding. The Shareholders shall upon demand disclose to the Trustees in writing such information with respect to direct or indirect ownership of Shares as the Trustees deem to be (i) in the best interests of the Trust or (ii) necessary to comply with the provisions of the Code, the 1940 Act or other applicable laws or regulations, or to comply with the requirements of any other taxing or regulatory authority.

ARTICLE III

THE TRUSTEES

Section 3.1   Management of the Trust. The Trustees shall have exclusive and absolute control over the Trust Property and over the business of the Trust to the same extent as if the Trustees were the sole owners of the Trust Property and business in their own right, but with such powers of delegation as may be permitted by this Agreement. The Trustees shall have power to conduct the business of the Trust and carry on its operations in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all states of the United States of America, in the District of Columbia, in any and all commonwealths, territories, dependencies, colonies, or possessions of the United States of America, and in any and all foreign jurisdictions and to do all such other things and execute all such instruments as they deem necessary, proper or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned. Any construction or interpretation of this Agreement and the Bylaws by the Trustees and any action taken pursuant thereto and any determination as to what is in the interests of the Trust made by the Trustees in good faith shall be conclusive and binding on all Shareholders and all other persons for all purposes. In construing the provisions of this Agreement, the presumption shall be in favor of a grant of power to the Trustees.

The enumeration of any specific power in this Agreement shall not be construed as limiting the aforesaid power. The powers of the Trustees may be exercised without order of or resort to any court or other authority.

Section 3.2   Trustees. The number of Trustees shall be such number as shall be fixed from time to time by a Majority Trustee Vote; provided, however, that the number of Trustees shall in no event be less than two (2) nor more than fifteen (15). The natural persons who have executed this Agreement shall be the Trustees as of the date hereof.

Section 3.3   Terms of Office of Trustees. The Trustees shall hold office during the lifetime of this Trust, and until its termination as herein provided; except that (A) any Trustee may resign his or her trusteeship or may retire by written instrument signed by him or her and delivered to the other Trustees, which shall take effect upon such delivery or upon such later date as is specified therein; (B) any Trustee may be removed at any time by written instrument signed by at least two-thirds (66 2/3%) of the number of Trustees prior to such removal, specifying the date when such removal shall become effective; (C) any Trustee who has died, become physically or mentally incapacitated by reason of disease or otherwise, or is otherwise unable to serve, may be retired by written instrument signed by a majority of the other Trustees, specifying the date of his retirement; (D) a Trustee may be removed at any meeting of the Shareholders by a vote of the Shareholders owning at least two-thirds (66 2/3%) of the Outstanding Shares; and (E) a Trustee shall be retired in accordance with the terms of any retirement policy adopted by the Trustees and in effect from time to time.

Section 3.4   Vacancies and Appointment of Trustees. In case of a vacancy arising from a Trustee’s declination to serve, death, resignation, retirement, removal, incapacity, or inability to serve, the size of the Board shall be automatically reduced by the number of vacancies arising therefrom (but not to less than two) unless or until the Board by resolution expressly maintains or increases the size of the Board. Whenever the size of the Board of Trustees is reduced due to such a vacancy, the other remaining Trustees shall have all the powers hereunder and the determination of the remaining Trustees shall be conclusive. In the case of a vacancy arising from a Board resolution to maintain or increase the size of the Board, the remaining Trustees may fill such vacancy or add additional Board members, as the case may be, by appointing such other person as they in their discretion shall see fit. Such appointment shall be evidenced by (i) a resolution of the Board of Trustees, duly adopted by a Majority Trustee Vote, which shall be recorded in the minutes of a meeting of the Trustees, or (ii)  a written instrument signed by a requisite number of Trustees in office sufficient to constitute a Majority Trustee Vote, in each case whereupon the appointment shall take effect.

Section 3.5   Temporary Absence of Trustee. Any Trustee may, by power of attorney, delegate his power for a period not exceeding six months at any one time to any other Trustee or Trustees, provided that in no case shall fewer than two Trustees personally exercise the other powers hereunder except as herein otherwise expressly provided.

Section 3.6   Effect of Death, Resignation, etc. of a Trustee. The declination to serve, death, resignation, retirement, removal, incapacity, or inability of the Trustees, or any one of them, shall not operate to terminate the Trust or to revoke any existing agency created pursuant to the terms of this Agreement. Whenever there shall be fewer than the designated number of Trustees, until additional Trustees are elected or appointed as provided herein to bring the total number of Trustees equal to the designated number, the Trustees in office, regardless of their number, shall have all the powers granted to the Trustees and shall discharge all the duties imposed upon the Trustees by this Agreement.

Section 3.7   Ownership of Assets of the Trust. The assets of the Trust and of each Portfolio thereof shall be held separate and apart from any assets now or hereafter held in any capacity other than as Trustee hereunder by the Trustees or any successor Trustees. Legal title in all of the assets of the Trust and the right to conduct any business shall at all times be considered to be held by or in the name of the Trust, except that the Trustees may cause legal title to any Trust Property to be held by the Trustees or in the name of any other Person as nominee on behalf of the Trust. In the event that any Trust Property is held by the Trustees, the right, title and interest of the Trustees in the Trust Property shall vest automatically in each Person who may hereafter become a Trustee. Upon the resignation, retirement, removal, declination to serve, incapacity, or death of a Trustee, he or she shall automatically cease to have any right, title or interest in any of the Trust Property, and the right, title and interest of such Trustee in the Trust Property shall vest automatically in the remaining Trustees. Such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered. No creditor of any Trustee shall have any right to obtain possession, or otherwise exercise legal or equitable remedies with respect to, any Trust Property with respect to any claim against, or obligation of, such Trustee in its individual capacity and not related to the Trust or any Portfolio or Class of the Trust. No Shareholder shall be deemed to have a severable ownership in any individual asset of the Trust, or belonging to any Portfolio, or allocable to any Class thereof, or any right of partition or possession thereof, but each Shareholder shall have, except as otherwise provided for herein, a proportionate undivided beneficial interest in the Trust or in assets belonging to the Portfolio (or allocable to the Class) in which the Shareholder holds Shares. The Shares shall be personal property giving only the rights specifically set forth in this Agreement or the Delaware Act.

Section 3.8   Legal Standard. The Trustees shall be subject to the same fiduciary duties to which the directors of a Delaware corporation would be subject if the Trust were a Delaware corporation, the Shareholders were shareholders of such Delaware corporation and the Trustees were directors of such Delaware corporation. Without limiting the generality of the foregoing, all actions and omissions of the Trustees shall be evaluated under the doctrine commonly referred to as the “business judgment rule,” as defined and developed under Delaware law, to the same extent that the same actions or omissions of directors of a Delaware corporation in a substantially similar circumstance would be evaluated under such doctrine. The appointment, designation or identification of a Trustee as chair of the Trustees, a member or chair of a committee of the Trustees, an expert on any topic or in any area (including an audit committee financial expert), or the lead Independent Trustee, or any other special appointment, designation or identification of a Trustee, shall not impose on that person any standard of care or liability that is greater than that imposed on that person as a Trustee in the absence of the appointment, designation or identification, and no Trustee who has special skills or expertise, or is appointed, designated or identified as aforesaid, shall be held to a higher standard of care by virtue thereof. In addition, no appointment, designation or identification of a Trustee as aforesaid shall affect in any way that Trustee's rights or entitlement to indemnification or advancement of expenses. Except to the extent required by applicable law or expressly stated herein, (a) no Trustee or Trust officer shall have any fiduciary duty or other legal duty or obligation to the Trust, the Shareholders or any other Person, and (b) the Trust shall have no fiduciary duty or other legal duty or obligation to the Shareholders or any other Person except the Trustees. Unless otherwise expressly provided herein or required by federal law including the 1940 Act, the Trustees shall act in their sole discretion and may take any action or exercise any power without any vote or consent of the Shareholders.

Section 3.9   Other Business Interests. The Trustees shall devote to the affairs of the Trust such time as may be necessary for the proper performance of their duties hereunder, but neither the Trustees nor the officers, directors, Shareholders, partners or employees of the Trustees, if any, shall be expected to devote their full time to the performance of such duties. The Trustees, or any Affiliated Person, Shareholder, officer, director, partner or employee thereof, or any Person owning a legal or beneficial interest therein, may engage in, or possess an interest in, any business or venture other than the Trust, of any nature and description, independently or with or for the account of others. None of the Trust or any Shareholder shall have the right to participate or share in such other business or venture or any profit or compensation derived therefrom.

ARTICLE IV
POWERS OF THE TRUSTEES

Section 4.1   Powers. Subject to the provisions of this Agreement, the business of the Trust shall be managed by the Trustees, and the Trustees shall have all powers necessary or convenient to carry out that responsibility including the power to engage in securities transactions of all kinds on behalf of the Trust. The Trustees in all instances shall act as principals, and are and shall be free from the control of the Shareholders. The Trustees shall have full power and authority to do any and all acts and to make and execute any and all contracts and instruments that they may consider necessary or appropriate in connection with the management of the Trust. Without limiting the foregoing and subject to any applicable limitation in the Governing Instrument or applicable law, the Trustees shall have power and authority:

(a)	To invest and reinvest cash and other property, and to hold cash or other property uninvested, without in any event being bound or limited by any present or future law or custom in regard to investments by Trustees, and to sell, exchange, lend, pledge, mortgage, hypothecate, write options on, distribute and otherwise deal with and lease any or all of the assets of the Trust;

(b)	To operate as, and to carry on the business of, an investment company, and to exercise all the powers necessary and appropriate to the conduct of such operations;

(c)	To borrow money and in this connection issue notes or other evidence of indebtedness; to secure borrowings by mortgaging, pledging or otherwise subjecting as security the Trust Property; to endorse, guarantee, or undertake the performance of an obligation or engagement of any other Person and to lend Trust Property;

(d)	To provide for the distribution of Shares either through a principal underwriter in the manner hereafter provided for or by the Trust itself, or both, or otherwise pursuant to a plan of distribution of any kind;

(e)	To adopt Bylaws not inconsistent with this Agreement providing for the conduct of the business of the Trust and to amend and repeal them all without a vote of the Shareholders; such Bylaws shall be deemed incorporated and included in the Governing Instrument;

(f)	To elect and remove such officers and appoint and terminate such agents as they consider appropriate;

(g)	To employ one or more banks, trust companies or companies that are members of a national securities exchange or such other domestic or foreign entities as custodians of any assets of the Trust subject to any conditions set forth in the Governing Instrument;

(h)	To retain one or more transfer agents and shareholder servicing agents;

(i)	To set record dates in the manner provided herein or in the Bylaws;

(j)	To delegate such authority as they consider desirable to any officers of the Trust and to any investment adviser, manager, administrator, custodian, underwriter or other agent or independent contractor;

(k)	To sell or exchange any or all of the assets of the Trust;

(l)	To vote or give assent, or exercise any rights of ownership, with respect to stock or other securities or property; and to execute and deliver proxies and powers of attorney to such person or persons as the Trustees shall deem proper, granting to such person or persons such power and discretion with relation to securities or property as the Trustee shall deem proper;

(m)	To exercise powers and rights of subscription or otherwise that in any manner arise out of ownership of securities;

(n)	To hold any security or property in a form not indicating any trust, whether in bearer, book entry, unregistered or other negotiable form; or either in the name of the Trust or of a Portfolio or a custodian or a nominee or nominees, subject in either case to proper safeguards according to the usual practice of Delaware statutory trusts or investment companies;

(o)	To establish separate and distinct Portfolios with separately defined investment objectives and policies and distinct investment purposes in accordance with the provisions of Article II hereof and to establish Classes of such Portfolios having relative rights, powers and duties as they may provide consistent with this Agreement and applicable law;

(p)	Subject to the provisions of Section 3804 of the Delaware Act, to allocate assets, liabilities and expenses of the Trust to a particular Portfolio or to apportion the same between or among two or more Portfolios, provided that any liabilities or expenses incurred by a particular Portfolio shall be payable solely out of the assets belonging to that Portfolio as provided for in Article II hereof;

(q)	To consent to or participate in any plan for the reorganization, consolidation or merger of any corporation or concern, with respect to any security held in the Trust; to consent to any contract, lease, mortgage, purchase, or sale of property by such corporation or concern, and to pay calls or subscriptions with respect to any security held in the Trust;

(r)	To compromise, arbitrate, or otherwise adjust claims in favor of or against the Trust or any matter in controversy including, but not limited to, claims for taxes;

(s)	To declare and pay dividends and make distributions of income and of capital gains and capital to Shareholders in the manner hereinafter provided;

(t)	To establish, from time to time, a minimum investment for Shareholders in the Trust or in one or more Portfolios or Classes, and to require the redemption of the Shares of any Shareholder whose investment is less than such minimum upon giving notice to such Shareholder;

(u)	To redeem or repurchase Shares as provided for in this Agreement, upon such terms and conditions as the Trustees shall establish;

(v)	To establish one or more committees or sub-committees, to delegate any of the powers of the Trustees to said committees or sub-committees and to adopt a written charter for one or more of such committees or sub-committees governing its membership, duties and operations and any other characteristics as the Trustees may deem proper, each of which committees shall be comprised of one or more members as determined by the Trustees and sub-committees shall be comprised of one or more members as determined by the committee or sub-committee (which may be less than the whole number of Trustees then in office), and may be empowered to act for and bind the Trustees, the Trust and the Portfolios, as if the acts of such committee or sub-committee were the acts of all the Trustees then in office;

(w)	To interpret the investment policies, practices or limitations of any Portfolios;

(x)	To establish a registered office and have a registered agent in the State of Delaware;

(y)	To enter into joint ventures, general or limited partnerships, limited liability companies, and any other combinations and associations;

(z)	Subject to the 1940 Act, to engage in any other lawful act or activity in which a statutory trust organized under the Delaware Act may engage; and

(aa)	In general, to carry on any other business in connection with or incidental to any of the foregoing powers, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power hereinbefore set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or purposes, objects or powers.

The foregoing clauses shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Trustees. Any action by one or more of the Trustees in their capacity as such hereunder shall be deemed an action on behalf of the Trust or the applicable Portfolio, and not an action in an individual capacity.

The Trustees shall not be limited to investing in obligations maturing before the possible termination of the Trust.

No one dealing with the Trustees shall be under any obligation to make any inquiry concerning the authority of the Trustees, or to see to the application of any payments made or property transferred to the Trustees or upon their order.

Section 4.2   Issuance, Redemption and Repurchase of Shares. The Trustees shall have the power to issue, sell, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, and otherwise deal in Shares and, subject to the provisions set forth in Articles II and VII hereof, to apply to any such repurchase, redemption, retirement, cancellation or acquisition of Shares any funds or property of the Trust, or any assets belonging to the particular Portfolio or any assets allocable to the particular Class, with respect to which such Shares are issued.

Section 4.3   Action by the Trustees. Except as otherwise set forth herein, the Board of Trustees or any committee or sub-committee thereof shall act by majority vote of those present at a meeting duly called as set forth in the Bylaws at which a quorum required by the Bylaws is present. Any action that may be taken by the Board of Trustees or any committee or sub-committee thereof by majority vote of those present at a meeting duly called and at which a quorum required by the Bylaws is present, may also be taken by written consent of a Majority Trustee Vote of the Trustees or members of the committee or sub-committee, as the case may be, without a meeting, provided that the writing or writings are filed with the minutes of proceedings of the Board or committee or sub-committee. Written consents or waivers of the Trustees may be executed in one or more counterparts. Any written consent or waiver may be provided and delivered to the Trust by any means by which notice may be given to a Trustee. Subject to the requirements of the Governing Instrument and the 1940 Act, the Trustees by Majority Trustee Vote may delegate to any Trustee or Trustees or committee or sub-committee of Trustees, officer or officers of the Trust or any agent of the Trust authority to approve particular matters or take particular actions on behalf of the Trust or any Portfolio.

Section 4.4   Principal Transactions. The Trustees may, on behalf of the Trust, buy any securities from or sell any securities to, or lend any assets of the Trust to, any Trustee or officer of the Trust or any firm of which any such Trustee or officer is a member acting as principal, or have any such dealings with any investment adviser, distributor, or transfer agent for the Trust or with any Affiliated Person of such Person; and the Trust may employ any such Person, or firm or Company in which such Person is an Affiliated Person, as broker, legal counsel, registrar, investment adviser, distributor, administrator, transfer agent, dividend disbursing agent, custodian, or in any capacity upon customary terms, subject in all cases to applicable laws, rules, and regulations and orders of regulatory authorities.

Section 4.5   Payment of Expenses by the Trust. The Trustees are authorized to pay or cause to be paid out of the principal or income of the Trust or any Portfolio, or partly out of the principal and partly out of income, and to charge or allocate to, between or among such one or more of the Portfolios (or Classes), as they deem fair, all expenses, fees, charges, taxes and liabilities incurred or arising in connection with the Trust or Portfolio (or Class), or in connection with the management thereof, including, but not limited to, the Trustees’ compensation and such expenses and charges for the services of the Trust’s officers, employees, investment adviser and manager, administrator, principal underwriter, auditors, counsel, custodian, transfer agent, shareholder servicing agent, and such other agents or independent contractors and such other expenses and charges as the Trustees may deem necessary or proper to incur.

Section 4.6   Trustee Compensation. The Trustees as such shall be entitled to reasonable compensation from the Trust. They may fix the amount of their compensation. Nothing herein shall in any way prevent the employment of any Trustee for advisory, management, administrative, legal, accounting, investment banking, underwriting, brokerage, or investment dealer or other services and the payment for the same by the Trust.

Section 4.7   Independent Trustee. A Trustee who is an “Independent Trustee,” as that term is defined in the Delaware Act, shall be deemed to be independent and disinterested for all purposes including when making any determinations or taking any action as a Trustee.

Section 4.8   Determinations by Trustees. The Trustees may make any determinations they deem necessary with respect to the provisions of this Agreement, including the following matters: the amount of the assets, obligations, liabilities and expenses of the Trust or any Class; the amount of the net income of the Trust or any Class from dividends, capital gains, interest or other sources for any period and the amount of assets at any time legally available for the payment of dividends or distributions; which items are to be treated as income and which as capital or principal; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges were created shall have been paid or discharged); the market value, or any other price to be applied in determining the market value, or the fair value, of any security or other asset owned or held by the Trust or any Class; the number of Shares of the Trust or any Class issued or issuable; and the net asset value per Share.

ARTICLE V

INVESTMENT ADVISER, PRINCIPAL UNDERWRITER AND TRANSFER AGENT

Section 5.1   Investment Adviser. The Trustees may in their discretion, from time to time, enter into an investment advisory or management contract or contracts with respect to the Trust or any Portfolio whereby the other party or parties to such contract or contracts shall undertake to furnish the Trustees with such management, investment advisory, statistical and research facilities and services and such other facilities and services, if any, and all upon such terms and conditions, as the Trustees may in their discretion determine.

The Trustees may authorize the investment adviser to employ, from time to time, one or more sub-advisers to perform such of the acts and services of the investment adviser, and upon such terms and conditions, as may be agreed upon among the Trustees, the investment adviser and sub-adviser. Any references in this Agreement to the investment adviser shall be deemed to include such sub-advisers, unless the context otherwise requires.

Section 5.2   Other Service Contracts. The Trustees may authorize the engagement of a principal underwriter, transfer agent, administrator, custodian, and any other service providers they deem to be in the best interest of the Trust.

Section 5.3   Parties to Contract. Any contract of the character described in Sections 5.1 and 5.2 may be entered into with any corporation, firm, partnership, trust, association or other legal entity, although one or more of the Trustees or officers of the Trust may be an officer, director, trustee, shareholder, member, employee or agent or hold any similar office with respect to such other party to the contract.

Section 5.4   Miscellaneous.

(a)	The fact that (i) any of the Shareholders, Trustees or officers of the Trust is a shareholder, director, officer, partner, trustee, employee, manager, adviser, principal underwriter or distributor or agent of or for any Company or of or for any parent or affiliate of any Company, with which an advisory or administration contract, or principal underwriter’s or distributor’s contract, or transfer, shareholder servicing, custodian or other agency contract may have been or may hereafter be made, or that any such Company, or any parent or affiliate thereof, is a Shareholder or has an interest in the Trust, or that (ii) any Company with which an advisory or administration contract or principal underwriter’s or distributor’s contract, or transfer, shareholder servicing, custodian, or other agency contract may have been or may hereafter be made also has an advisory or administration contract, or principal underwriter’s or distributor’s contract, or transfer, shareholder servicing, custodian or other agency contract with one or more other companies, or has other business or interests shall not affect the validity of any such contract or disqualify any Shareholder, Trustee or officer of the Trust from voting upon or executing the same or create any liability or accountability to the Trust or its Shareholders.

(b)	The authority of the Trustees hereunder to authorize the Trust to enter into contracts or other agreements or arrangements shall include the authority of the Trustees to modify, amend, waive any provision of, supplement, assign all or a portion of, novate, or terminate such contracts, agreements or arrangements. The enumeration of any specific contracts in this Article V shall in no way be deemed to limit the power and authority of the Trustees as otherwise set forth in this Agreement to authorize the Trust to employ, contract with or make payments to such Persons as the Trustees may deem desirable for the transaction of the business of the Trust.

ARTICLE VI

SHAREHOLDERS’ VOTING POWERS AND MEETING

Section 6.1   Voting Powers. The Shareholders shall have power to vote only: (i) for the election or removal of Trustees as and to the extent provided in Section 3.4, (ii) with respect to such additional matters relating to the Trust as may be required by federal law including the 1940 Act, or any Registration Statement and (iii) as the Trustees may otherwise consider necessary or desirable in their sole discretion.

Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required or permitted by law or the Governing Instrument that may be taken by Shareholders.

On any matter submitted to a vote of the Shareholders, all Shares shall be voted together, except when required by applicable law or when the Trustees have determined that the matter affects the interests of one or more Portfolios (or Classes), then only the Shareholders of all such affected Portfolios (or Classes) shall be entitled to vote thereon. Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote, and each fractional Share shall be entitled to a proportionate fractional vote. Provisions relating to meetings, quorum, required vote, record date and other matters relating to Shareholder voting rights are as provided in the Bylaws.

Shareholders shall not be entitled to cumulative voting in the election of Trustees or on any other matter.

Only Record Owners shall have the power to cast a vote at a meeting of Shareholders subject to the voting provisions set forth in the Governing Instrument. Beneficial owners of Shares who are not Record Owners shall not be entitled to cast a vote at a meeting of Shareholders but shall be entitled to provide voting instructions to corresponding Record Owners, subject to any limitations imposed by applicable law.

Section 6.2   Additional Voting Powers and Voting Requirements for Certain Actions. Notwithstanding any other provision of this Agreement, the Shareholders shall have power to vote to approve any amendment to Section 8.4 of this Agreement that would have the effect of reducing the indemnification provided thereby to Shareholders or former Shareholders, and any repeal or amendment of this sentence, and any such action shall require the affirmative vote or consent of Shareholders owning at least two-thirds (66 2/3%) of the Outstanding Shares entitled to vote thereon. In addition, the removal of one or more Trustees by the Shareholders shall require the affirmative vote or consent of Shareholders owning at least two- thirds (66 2/3%) of the Outstanding Shares entitled to vote thereon.

The voting requirements set forth in this Section 6.2 shall be in addition to, and not in lieu of, any vote or consent of the Shareholders otherwise required by applicable law (including, without limitation, any separate vote by Portfolio (or Class) that may be required by the 1940 Act or by other applicable law) or by this Agreement.

ARTICLE VII

NET ASSET VALUE, DISTRIBUTIONS AND REDEMPTIONS

Section 7.1   Net Asset Value. Subject to applicable federal law including the 1940 Act and Article II hereof, the Trustees, in their sole discretion, may prescribe (and delegate to any officer of the Trust or any other Person or Persons the right and obligation to prescribe) such bases and time (including any methodology or plan) for determining the per Share or net asset value of the Shares of any Portfolio or Class or net income attributable to the Shares of any Portfolio or Class, or the declaration and payment of dividends and distributions on the Shares of any Portfolio or Class and the method of determining the Shareholders to whom dividends and distributions are payable, as they may deem necessary or desirable.

Section 7.2   Distributions. The Trustees may from time to time declare and pay dividends and make other distributions with respect to any Portfolio, or Class thereof, which may be from income, capital gains or capital or distributions in kind of the assets of a Portfolio or class thereof. The amount of such dividends or distributions and the payment of them and whether they are in cash or any other Trust Property shall be wholly in the discretion of the Trustees, although the Trustees pursuant to Section 4.1(j) may delegate the authority to set record, declaration, payment and ex-dividend dates, determine the amount of dividends and distributions and pay such dividends and distributions. Dividends and other distributions may be paid pursuant to a standing resolution adopted once or more often as the Trustees determine. The Trustees shall have the power and authority to amend, correct or change the amount of any declared dividend or distribution from time to time until such dividend or distribution has been paid to Shareholders. All dividends and other distributions on Shares of a particular Portfolio or Class shall be distributed pro rata to the Shareholders of that Portfolio or Class, as the case may be, in proportion to the number of Shares of that Portfolio or Class they held on the record date established for such payment, provided that such dividends and other distributions on Shares of a Class shall appropriately reflect Class Expenses and other expenses allocated to that Class. The Trustees may adopt and offer to Shareholders such dividend reinvestment plans, cash distribution payment plans, or similar plans as the Trustees deem appropriate.

Section 7.3   Redemptions. The Trust shall purchase such Shares as are offered by any Shareholder for redemption, upon the presentation of a proper instrument of transfer together with a request directed to the Trust or a Person designated by the Trust that the Trust purchase such Shares or in accordance with such other procedures for redemption as the Trustees may from time to time authorize; and the Trust will pay therefor the net asset value thereof as determined by the Trustees (or by such Person or Persons to whom such determination has been delegated), in accordance with any applicable provisions of this Agreement and applicable law, less any fees imposed on such redemption. Unless extraordinary circumstances exist, payment for said Shares shall be made by the Trust to the Shareholder within seven (7) days after the date on which the request is made in proper form. The obligation set forth in this Section 7.3 is subject to the provision that in the event that any time the New York Stock Exchange (the “Exchange”) is closed for other than weekends or holidays, or if permitted by the rules and regulations or an order of the Commission during periods when trading on the Exchange is restricted or during any emergency which makes it impracticable for the Trust to dispose of the investments of the Trust or any applicable Portfolio or to determine fairly the value of the net assets held with respect to the Trust or such Portfolio or during any other period permitted by order of the Commission for the protection of investors, such obligations may be suspended or postponed by the Trustees. In the case of a suspension of the right of redemption as provided herein, a Shareholder may either withdraw the request for redemption or receive payment based on the net asset value per Share next determined after the termination of such suspension, less any fees imposed on such redemption. Subject to applicable federal law including the 1940 Act, the redemption price may in any case or cases be paid wholly or partly in kind if the Trustees determine in their sole discretion that such payment is advisable in the interest of the remaining Shareholders of the Trust or any applicable Portfolio or Class thereof for which the Shares are being redeemed, and the fair value, selection and quantity of securities or other property so paid or delivered as all or part of the redemption price may be determined under procedures approved by the Trustees in their sole discretion. In no case shall the Trust be liable for any delay of any corporation or other Person in transferring securities selected for delivery as all or part of any payment in kind.

Section 7.4   Redemptions at the Option of the Trust. At the option of the Board of Trustees, the Trust may, from time to time, without the vote of the Shareholders, but subject to the 1940 Act, redeem shares of any Shareholder or authorize the closing of any Shareholder account, subject to such conditions as may be established from time to time by the Board of Trustees and disclosed to Shareholders.

ARTICLE VIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 8.1   Limitation of Liability. A Trustee or officer of the Trust, when acting in such capacity, shall not be personally liable to any person for any act, omission or obligation of the Trust or any Trustee or officer of the Trust; provided, however, that nothing contained herein shall protect any Trustee or officer against any liability to the Trust or to Shareholders to which the Trustee or officer would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office with the Trust.

Section 8.2 Indemnification of Covered Persons. Every Covered Person shall be indemnified by the Trust to the fullest extent permitted by the Delaware Act, the Bylaws and other applicable law.

Section 8.3   Insurance. To the fullest extent permitted by applicable law, the Board of Trustees shall have the authority to purchase with Trust Property insurance for liability and for all expenses reasonably incurred or paid or expected to be paid by a Covered Person in connection with any proceeding in which such Covered Person becomes involved by virtue of such Covered Person’s actions, or omissions to act, in its capacity or former capacity with the Trust, whether or not the Trust would have the power to indemnify such Covered Person against such liability.

Section 8.4   Indemnification of Shareholders. In case any Shareholder or former Shareholder of the Trust shall be held to be personally liable solely by reason of his being or having been a Shareholder of the Trust or any Portfolio or Class and not because of his acts or omissions or for some other reason, the Shareholder or former Shareholder (or his heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or general successor) shall be entitled, out of the assets belonging to the applicable Portfolio (or allocable to the applicable Class), to be held harmless from and indemnified against all loss and expense arising from such liability in accordance with the Bylaws and applicable law. The Trust, on behalf of the affected Portfolio (or Class), shall upon request by the Shareholder, assume the defense of any such claim made against the Shareholder for any act or obligation of that Portfolio (or Class).

ARTICLE IX

MISCELLANEOUS

Section 9.1   Trust Not a Partnership; Taxation. It is hereby expressly declared that a trust and not a partnership is created hereby. No Trustee hereunder shall have any power to bind personally either the Trust’s officers or any Shareholder. All persons extending credit to, contracting with or having any claim against the Trust or the Trustees in their capacity as such shall look only to the assets of the appropriate Portfolio or, until the Trustees shall have established any separate Portfolio, of the Trust for payment under such credit, contract or claim; and neither the Shareholders, the Trustees, nor the Trust’s officers nor any of the agents of the Trustees whether past, present or future, shall be personally liable therefor.

The Board of Trustees shall have the power, in its discretion, to make an initial entity classification election, and to change any such entity classification election, of the Trust and any Portfolio for U.S. federal income tax purposes as may be permitted or required under the Code, without the vote or consent of any Shareholder. In furtherance thereof, the Board of Trustees, or an appropriate officer as determined by the Board of Trustees, is authorized (but not required) to make and sign any such entity classification election on Form 8832, Entity Classification Election (or successor form thereto), on behalf of the Trust or any Portfolio, sign the consent statement contained therein on behalf of all of the Shareholders thereof, and file the same with the U.S. Internal Revenue Service.

Section 9.2   Trustee’s Good Faith Action, Expert Advice, No Bond or Surety. The exercise by the Trustees of their powers and discretion hereunder in good faith and with reasonable care under the circumstances then prevailing shall be binding upon everyone interested. Subject to the provisions of Article VIII and to Section 9.1, the Trustees shall not be liable for errors of judgment or mistakes of fact or law. The Trustees may rely in good faith upon advice of counsel or other experts with respect to the meaning and operation of this Agreement and their duties as Trustees hereunder, and subject to the provisions of Article VIII and Section 9.1, shall be under no liability for any act or omission in accordance with such advice; provided that the Trustees shall be under no liability for failing to follow such advice. A Trustee shall be fully protected in relying in good faith upon the records of the Trust and upon information, opinions, reports or statements presented by another Trustee or any officer, employee or other agent of the Trust, or by any other Person as to matters the Trustee believes in good faith are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Trust, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Trust or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to Shareholders or creditors of the Trust might properly be paid. Except with respect to any bonds required to be provided for the advancement of expenses pursuant to the Governing Instrument, the Trustees shall not be required to give any bond as such, nor any surety if a bond is obtained.

Section 9.3   Termination of Trust or Portfolio or Class.

(a)	Unless terminated as provided herein, the Trust shall continue without limitation of time. The Trust may be dissolved at any time by the Trustees (without Shareholder approval). A Portfolio may be terminated at any time by the Trustees (without Shareholder approval) . Any Class may be terminated at any time by the Trustees (without Shareholder approval). In addition, the dissolution of the Trust shall automatically terminate each Portfolio and each Class.

(b)	On dissolution of the Trust or termination of any Portfolio pursuant to paragraph (a) above,

(1)	the Trust or that Portfolio thereafter shall carry on no business except for the purpose of winding up its affairs,

(2)	the Trustees shall (i) proceed to wind up the affairs of the Trust or that Portfolio, and all powers of the Trustees under this Agreement with respect thereto shall continue until such affairs have been wound up, including the powers to fulfill or discharge the contracts of the Trust or that Portfolio, (ii) collect its assets or the assets belonging thereto, (iii) sell, convey, assign, exchange, or otherwise dispose of all or any part of those assets to one or more persons at public or private sale for consideration that may consist in whole or in part of cash, securities, or other property of any kind, ((iv) pay or make reasonable provision (including through the use of a liquidating trust) to pay all claims and obligations of the Trust or that Portfolio, including all contingent, conditional or unmatured claims and obligations known to the Trust or that Portfolio, and all claims and obligations which are known to the Trust or that Portfolio, but for which the identity of the claimant is unknown, and claims and obligations that have not been made known to the Trust or that Portfolio or that have not arisen but that, based on the facts known to the Trust or that Portfolio, are likely to arise or to become known to the Trust within 10 years after the date of dissolution, and (v) do all other acts appropriate to liquidate its business, and

(3)	after paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities, and refunding agreements as they deem necessary for their protection, the Trustees shall distribute the remaining assets ratably among the Shareholders of the Trust or that Portfolio.

(c)	On termination of any Class pursuant to paragraph (a) above,

(1)	the Trust thereafter shall no longer issue Shares of that Class,

(2)	the Trustees shall do all other acts appropriate to terminate the Class, and

(3)	the Trustees shall distribute ratably among the Shareholders of that Class, in cash or in kind, an amount equal to the Proportionate Interest of that Class in the net assets of the Portfolio (after taking into account any Class Expenses or other fees, expenses, or charges allocable thereto), and in connection with any such distribution in cash the Trustees are authorized to sell, convey, assign, exchange or otherwise dispose of such assets of the Portfolio of which that Class is a part as they deem necessary. Alternatively, in connection with the termination of any Class, the Trustees may treat such termination as a redemption of the Shareholders of such Class effected pursuant to Section 7.3 of this Agreement provided that the costs relating to the termination of such Class shall be included in the determination of the net asset value of the Shares of such Class for purposes of determining the redemption price to be paid to the Shareholders of such Class (to the extent not otherwise included in such determination).

(d)	In connection with the dissolution and liquidation of the Trust or the termination of any Portfolio or any Class, the Trustees may provide for the establishment of a liquidating trust or similar vehicle.

(e)	On dissolution of the Trust, following completion of winding up of its business, any one (1) Trustee shall execute, and cause to be filed, a certificate of cancellation, with the office of the Secretary of State of the State of Delaware in accordance with the provisions of Section 3810 of the Delaware Act, whereupon the Trust shall terminate and the Trustees and the Trust shall be discharged from all further liabilities and duties hereunder with respect thereto. The Trustees shall not be personally liable to the claimants of the dissolved Trust by reason of the Trustees’ actions in winding up the Trust’s affairs if the Trustees complied with Section 3808(e) of the Delaware Act.

Section 9.4     Sale of Assets; Merger and Consolidation. The Trustees may cause (i) the Trust or one or more of its Portfolios to the extent consistent with applicable law to sell all or substantially all of its assets to, or be merged into or consolidated with, another Portfolio, statutory trust (or series thereof) or Company (or series thereof), (ii) the Shares of the Trust or any Portfolio (or Class) to be converted into beneficial interests in another statutory trust (or series thereof) created pursuant to this Section 9.4, (iii) the Shares of any Class to be converted into another Class of the same Portfolio, or (iv) the Shares to be exchanged under or pursuant to any state or federal statute to the extent permitted by law. In all respects not governed by statute or applicable law, the Trustees shall have power to prescribe the procedure necessary or appropriate to accomplish a sale of assets, merger or consolidation including the power to create one or more separate statutory trusts to which all or any part of the assets, liabilities, profits or losses of the Trust may be transferred and to provide for the conversion of Shares of the Trust or any Portfolio (or Class) into beneficial interests in such separate statutory trust or trusts (or series or class thereof).

Section 9.5     Filing of Copies, References, Headings. The original or a copy of this Agreement or any amendment hereto or any supplemental agreement shall be kept at the office of the Trust where it may be inspected by any Shareholder. Headings are placed herein for convenience of reference only and in case of any conflict, the text of this Agreement, rather than the headings, shall control. This Agreement and any document, consent or instrument referenced in or contemplated by this Agreement or the Bylaws may be executed in any number of counterparts each of which shall be deemed an original but all of which together will constitute one and the same instrument. To the extent permitted by the 1940 Act, (i) any document, consent, instrument or notice referenced in or contemplated by this Agreement or the Bylaws that is to be executed by one or more Trustees may be executed by means of original, facsimile or electronic signature and (ii) any document, consent, instrument or notice referenced in or contemplated by this Agreement or the Bylaws that is to be delivered by one or more Trustees may be delivered by facsimile or electronic means (including e-mail), unless, in the case of either clause (i) or (ii), otherwise determined by the Trustees. The terms “include,” “includes” and “including” and any comparable terms shall be deemed to mean “including, without limitation.” Any reference to any statute, law, code, rule or regulation shall be deemed to refer to such statute, law, code, rule or regulation as amended or restated from time to time and any successor thereto.

Section 9.6     Governing Law. The Trust and the Governing Instrument (including this Agreement) and the rights, obligations and remedies of the Trustees and Shareholders hereunder, are to be governed by and construed and administered according to the Delaware Act, including the provision that gives maximum freedom to contract, and the other laws of the State of Delaware and the applicable provisions of the 1940 Act. Notwithstanding the foregoing, the following provisions shall not be applicable to the Trust, the Trustees, the Shareholders or the Governing Instrument: (A) the provisions of Sections 3533, 3540, 3561 and 3583(a) of Title 12 of the Delaware Code or (B) any provisions of the laws (statutory or common) of the State of Delaware (other than the Delaware Act) pertaining to trusts which relate to or regulate (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (vii)  the establishment of fiduciary or other standards or responsibilities or limitations on the indemnification, acts or powers of trustees or other Persons, which are inconsistent with the limitations of liabilities or authorities and powers of the Trustees or officers of the Trust set forth or referenced in the Governing Instrument.

The Trust shall be of the type commonly called a “statutory trust,” and without limiting the provisions hereof, the Trust may exercise all powers which are ordinarily exercised by such a trust under Delaware law. The Trust specifically reserves the right to exercise any of the powers or privileges afforded to trusts or actions that may be engaged in by trusts under the Delaware Act, and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions; provided, however, that the exercise of any such power, privilege or action shall not otherwise violate applicable law.

Section 9.7    Amendments. The Trustees may amend this Agreement by making an amendment to this Agreement or to Schedule A, an agreement supplemental hereto, or an amended and restated trust instrument; and no vote or consent of any Shareholder shall be required for any amendment to this Agreement except as specifically provided in Article VI hereof, as determined by the Trustees in their sole discretion, or as required by federal law including the 1940 Act, but only to the extent so required. Any such amendment, having been approved by a Majority Trustee Vote, shall become effective, unless otherwise provided by such Trustees, upon being executed by a duly authorized officer of the Trust. A certification signed by a duly authorized officer of the Trust setting forth an amendment to this Agreement and reciting that it was duly adopted by the Shareholders or by the Trustees as aforesaid, or a copy of this Agreement, as amended, executed by a majority of the Trustees, or a duly authorized officer of the Trust, shall be conclusive evidence of such amendment when lodged among the records of the Trust. Any officer of the Trust is authorized from time to time to restate this Agreement into a single instrument to reflect all amendments hereto made in accordance with the terms hereof. The Certificate of Trust of the Trust may be restated and/or amended by any Trustee as necessary or desirable to reflect any change in the information set forth therein, and any such restatement and/or amendment shall be effective immediately upon filing with the office of the Secretary of the State of Delaware or upon such future date as may be stated therein.

Section 9.8    Provisions in Conflict with Law. The provisions of this Agreement are severable, and if the Trustees shall determine, with the advice of counsel, that any of such provisions is in conflict with applicable law, the conflicting provision shall be deemed never to have constituted a part of this Agreement; provided, however, that such determination shall not affect any of the remaining provisions of this Agreement or render invalid or improper any action taken or omitted prior to such determination. If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provisions in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

Section 9.9    Inspection of Records. Every Trustee shall have the right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the Trust. This inspection by a Trustee may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents. Except as may be required by Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended from time to time, no Shareholder shall have the right to obtain from the Trust a list of the Trust’s Shareholders. Except as required by the 1940 Act, Shareholders shall have no right to inspect the records, documents, accounts and books of the Trust. Any request to inspect the records of the Trust shall be submitted by the Shareholder to the Trust in writing. Upon receipt of any such request, the Trustees shall determine whether delivery of records pertaining to such request is required by the 1940 Act or is otherwise necessary or appropriate, as determined by the Trustees in their sole discretion, and whether such request complies with the requirements of the 1940 Act and, if so, establish procedures for such inspection. To preserve the integrity of the records, the Trust may provide certified copies of Trust records rather than originals. The Trust shall not be required to create records or obtain records from third parties to satisfy a Shareholder request. The Trust may require a requesting Shareholder to pay in advance or otherwise indemnify the Trust for the costs and expenses of such Shareholder’s inspection of records. The rights provided for in this Section 9.9 shall not extend to any Person who is a Shareholder but not also a Record Owner.

Section 9.10   Use of the Name “Invesco”. The Board of Trustees expressly agrees and acknowledges that the name “Invesco” is the sole property of Invesco Ltd. (“Invesco”). Invesco has granted to the Trust a non-exclusive license to use such name as part of the name of the Trust now and in the future. The Board of Trustees further expressly agrees and acknowledges that the non-exclusive license granted herein may be terminated by Invesco if the Trust ceases to use Invesco or one of its Affiliated Persons as investment adviser or to use other Affiliated Persons or successors of Invesco for such purposes. In such event, the non- exclusive license may be revoked by Invesco and the Trust shall cease using the name “Invesco” or any name misleadingly implying a continuing relationship between the Trust and Invesco or any of its Affiliated Persons, as part of its name unless otherwise consented to by Invesco or any successor to its interests in such name.

The Board of Trustees further understands and agrees that so long as Invesco and/or any future advisory Affiliated Person of Invesco shall continue to serve as the Trust’s investment adviser, other registered open- or closed-end investment companies (“funds”) and other types of investment vehicles as may be sponsored or advised by Invesco or its Affiliated Persons shall have the right permanently to adopt and to use the name “Invesco” in their names and in the names of any series or class of shares of such funds.

Section 9.11   Derivative Actions. In addition to the requirements set forth in Section 3816 of the Delaware Act, a Shareholder may bring a derivative action on behalf of the Trust only if the following conditions are met:

(a)	The Shareholder or Shareholders must make a pre-suit demand upon the Trustees to bring the subject action unless an effort to cause the Trustees to bring such an action is not likely to succeed. For purposes of this Section 9.11(a), a demand on the Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Board of Trustees is composed of Trustees who are not Independent Trustees and the Board of Trustees has not established a committee to consider the merits of such action or, if the Board of Trustees has established such a committee, a majority of that committee is composed of Trustees who are not Independent Trustees;

(b)	Unless a demand is not required under paragraph (a) of this Section 9.11, Shareholders eligible to bring such derivative action under the Delaware Act who collectively hold Shares representing ten percent (10%) or more of the total combined net asset value of all Shares issued and outstanding, or of the Portfolios or Classes to which such action relates if it does not relate to all Portfolios and Classes, must join in the pre-suit demand for the Trustees to commence such action. If a demand is not required under paragraph (a) of this Section 9.11, Shareholders eligible to bring such derivative action under the Delaware Act who hold at least ten percent (10%) of the outstanding Shares of the Trust shall join in the demand for the Board of Trustees to commence such action; and

(c)	Unless a demand is not required under paragraph (a) of this Section 9.11, the Trustees must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim. The Trustees shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisors in the event that the Trustees determine not to bring such action.

(d)	For purposes of this Section 9.11, the Board of Trustees may designate a committee of one or more Trustees to consider a Shareholder demand if necessary to create a committee with a majority of Trustees who are Independent Trustees. The Trustees on that committee shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisors in the event that the Trustees on the committee determine not to bring such action.

(e)	In addition to all suits, claims or other actions (collectively, “claims”) that under applicable law must be brought as derivative claims, each Shareholder of the Trust or any Portfolio or Class thereof agrees that any claim that affects all Shareholders of a Portfolio or Class either equally or proportionately based on their number of Shares in such Portfolio or Class, must be brought as a derivative claim subject to this Section 9.11 irrespective of whether such claim involves a violation of the Shareholders’ rights under this Agreement or any other alleged violation of contractual or individual rights that might otherwise give rise to a direct claim.

Section 9.12   Jurisdiction and Waiver of Jury Trial. In accordance with Section 3804(e) of the Delaware Act, any suit, action or proceeding brought by or in the right of any Shareholder or any Person claiming any interest in any Shares seeking to enforce any provision of, or based on any matter arising out of, relating to, or in connection with, the Governing Instrument or the Trust, any Portfolio (or Class) or any Shares, including any claim of any nature against the Trust, any Portfolio (or Class), any Shares, the Trustees or officers of the Trust, whether arising under the Governing Instrument, the Delaware Act, or otherwise, shall be brought exclusively in the Court of Chancery of the State of Delaware to the extent there is subject matter jurisdiction in such court for the claims asserted or, if not, then in the Superior Court of the State of Delaware, provided, however, that unless the Trust consents in writing to the selection of an alternative forum, the United States District Court for the District of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws, including the 1933 Act and the 1940 Act, and all Shareholders and other such Persons hereby irrevocably consent to the jurisdiction of such courts (and the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection they may make now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further, IN CONNECTION WITH ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT ANY SUCH COURT, ALL SHAREHOLDERS AND ALL OTHER SUCH PERSONS HEREBY IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW. All Shareholders and other such Persons agree that service of summons, complaint or other process in connection with any proceedings may be made by registered or certified mail or by overnight courier addressed to such Person at the address shown on the books and records of the Trust for such Person or at the address of the Person shown on the books and records of the Trust with respect to the Shares that such Person claims an interest in. Service of process in any such suit, action or proceeding against the Trust or any Trustee or officer of the Trust may be made at the address of the Trust’s registered agent in the State of Delaware. Any service so made shall be effective as if personally made in the State of Delaware.

Section 9.13      Resolution of Ambiguities. The Trustees may construe any of the provisions of this Agreement and/or Bylaws insofar as the same may appear to be ambiguous or inconsistent with any other provision hereof, and any such construction hereof by the Trustees in good faith shall be conclusive as to the meaning to be given to such provisions.

IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have executed this instrument this 11th day of June, 2026.

By:	/s/ Beth Ann Brown	By:	/s/ Anthony J. LaCava, Jr.
	Beth Ann Brown		Anthony J. LaCava, Jr.
	Trustee		Trustee

By:	/s/ Carol Deckbar	By:	/s/ James Liddy
	Carol Deckbar		James Liddy
	Trustee		Trustee

By:	/s/ Cynthia Hostetler	By:	/s/ Edward Perkin
	Cynthia Hostetler		Edward Perkin
	Trustee		Trustee

By:	/s/ Eli Jones	By:	/s/ Teresa M. Ressel
	Eli Jones		Teresa M. Ressel
	Trustee		Trustee

By:	/s/ Elizabeth Krentzman	By:	/s/ Douglas Sharp
	Elizabeth Krentzman		Douglas Sharp
	Trustee		Trustee

By:	/s/ Jeffrey Kupor	By:	/s/ Daniel Vandivort
	Jeffrey Kupor		Daniel Vandivort
	Trustee		Trustee

Schedule A

AIM SECTOR funds (invesco sector Funds)

Portfolios and Classes Thereof

PORTFOLIO	CLASSES OF EACH PORTFOLIO

Invesco Comstock Fund	Class A Shares Class C Shares Class R Shares Class R5 Shares Class R6 Shares Class Y Shares

Invesco Comstock Select Fund	Class A Shares Class C Shares Class R Shares Class Y Shares Class R5 Shares Class R6 Shares

Invesco Dividend Income Fund	Class A Shares Class C Shares Class R Shares Class R5 Shares Class R6 Shares Class Y Shares Investor Class Shares

Invesco Energy Fund	Class A Shares Class C Shares Class R Shares Class R5 Shares Class Y Shares Investor Class Shares

Invesco Gold & Special Minerals Fund	Class A Shares Class C Shares Class R Shares Class Y Shares Class R5 Shares Class R6 Shares

Invesco Small Cap Value Fund	Class A Shares Class C Shares Class R Shares Class Y Shares

Invesco Technology Fund	Class A Shares Class C Shares Class R Shares Class R5 Shares Class Y Shares Investor Class Shares

Invesco Value Opportunities Fund	Class A Shares Class C Shares Class R Shares Class R5 Shares Class Y Shares